Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP. ANNOUNCES CANCELLATION OF COMMON STOCK WARRANTS

Midlothian, Virginia, April 26, 2006. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC) in Midlothian, Virginia, announced today that the Board of Directors of the Company has elected to cancel the common stock warrants issued in connection with the October 2002 common stock unit offering. The cancellation will be effective as of June 13, 2006 and holders of common stock warrants continue to be able to exercise them prior to that date. After June 12, 2006, the warrant holders will no longer have the right to exercise the warrants.

The Company is canceling the warrants pursuant to section 4.6 of the Warrant Agreement, which permits cancellation of the warrants prior to their expiration date of September 27, 2007 “if for 20 or more trading days within any period of 30 consecutive trading days, including the last trading day of the period, the closing bid price of the [Company’s] Common Stock exceeds $12.75 per share”. This requirement for early cancellation was met on November 10, 2005. As required by section 4.6 of the Warrant Agreement, written notice of the cancellation will be provided to each holder of the warrants not less than 30 days prior to the date of cancellation.

Continued…

As of March 31, 2006, there were 687,404 warrants to purchase common stock outstanding. Each warrant permits the purchase of one share of common stock at an exercise price of $10.20. If all warrants outstanding at March 31, 2006 are exercised, the Company will receive $7,011,521 in new capital. The Company expects to use any additional capital from the exercise of warrants to support its growth strategy. The Company expects to open three additional branches in 2006, bringing the total number of branches to ten. Two of these branches will be located in Henrico County and the other in Powhatan County. These three new branches represent the first time the Company has established branches outside of Chesterfield County. This is the first step in establishing the Company as a Richmond metropolitan area financial institution.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has seven branch offices, with three additional branch offices that are expected to open in 2006. The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2005 and other filings with the Securities and Exchange Commission.